Exhibit 99.1

NEWS RELEASE

Independent Bank Corporation
                    4200 East Beltline
       Grand Rapids, MI  49525
                                                              616.527.5820
For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES APPOINTMENT OF CHRISTINA KELLER
TO ITS BOARD OF DIRECTORS

GRAND RAPIDS, Mich., Dec. 19, 2016 – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors appointed Christina Keller to the boards of the Corporation and the Bank. Ms. Keller is the President of the Cascade Business Team (CBT) of Cascade Engineering (CE), serving in this role since August of 2016. CBT consists of four of CE’s nine business units.  CE is based in Grand Rapids and is a global manufacturing company supporting a diversity of strategic markets, including transportation, environmental services, office seating, material handling, polymer compounding, and radio frequency identification technology.  CE employs approximately 1,600 people.  Christina joined CE in 2009 after working in consulting in New York City and Washington, DC.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to add Christina to the Boards of Directors of both our parent company and the Bank.  Her experience and leadership roles with a West Michigan based global manufacturing enterprise, as well as her strong educational background, make her an important addition to our organization.”

Christina Keller commented: “I am honored and excited to join the Board of Directors of Independent Bank Corporation. The Company has a strong dedication to the communities it serves. I look forward to working with such a talented and committed Board and management team.”

Ms. Keller is a graduate of Boston College with a Bachelor of Arts Degree in International Studies and also earned a Masters of Business Administration Degree from the Johnson School of Management at Cornell University.

Ms. Keller’s community activities include serving on the board of the Grand Rapids Community Foundation as well as involvement in Grand Angels, the Young President’s Organization and the Family Business Alliance.  She holds a Master Black Belt Certificate in Lean Six Sigma from Villanova University.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.